Exhibit 99.1

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

CONTACT:	ICR
Jean Fontana
646-277-1214

dELiA*s, Inc. To Liquidate

New York, NY – December 5, 2014 – dELiA*s, Inc. (NASDAQ: DLIA), an omni-channel retail company primarily marketing to teenage girls, announced today that it entered into an agency agreement with Hilco Merchant Resources, LLC and Gordon Brothers Retail Partners, LLC, dated December 4, 2014, to, among other things, liquidate all merchandise owned by the Company and to dispose of certain furnishings, trade fixtures, equipment and improvements to real property with respect to the Company’s stores. Sales of merchandise under the agreement may begin as early as December 5, 2014.

The Company anticipates that it will file for Chapter 11 bankruptcy protection in the very near term and will seek, among other things, the bankruptcy court’s approval to close all existing stores and distribution centers and to conduct store closing and going out of business sales. The Company determined to take this action after being unable to find a merger partner, or obtain an acquisition or financing proposal enabling the Company to remain a going-concern. The Company will provide more details in the near term about the plans for the Company’s bankruptcy proceedings, the liquidation of the stores and other assets, the status of the Company’s operations during bankruptcy, and the terms of the agency agreement.

The Company does not anticipate any value will remain from the bankruptcy estate for the holders of the Company’s common and preferred equity, although this will be determined in the anticipated bankruptcy proceedings.

About dELiA*s, Inc.

dELiA*s, Inc. is an omni-channel retail company primarily marketing to teenage girls. It generates revenue by selling apparel, accessories and footwear to consumers through its website, direct mail catalogs and mall-based retail stores.

Forward-Looking Statements

Statements made in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning the bankruptcy process and the timing of the initial Chapter 11 bankruptcy filing. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, developments in the bankruptcy proceedings, the results of the liquidation sales and other matters.